Exhibit 99.1
Smith Douglas Homes Reports First Quarter 2025 Results
ATLANTA, May 14, 2025 (Business Wire) – Smith Douglas Homes Corp. (NYSE: SDHC) (“Smith Douglas” or the “Company”) today announced first quarter results for the three months ended March 31, 2025.
Q1 2025 Results as compared to Q1 2024:
•Home closings increased 19% to 671
•Home closing revenue increased 19% to $224.7 million
•Home closing gross margin of 23.8% compared to 26.1%
•Net new home orders of 768 compared to 765
•Pretax income of $19.6 million compared to $21.4 million
•Earnings of $0.30 per diluted share compared to $0.33
•Debt-to-book capitalization of 9.5% compared to 0.8% at December 31, 2024
•Active community count increased 24% to 87 at quarter end
•Total controlled lots increased 45% to 20,442
Greg Bennett, Vice Chairman and Chief Executive Officer, commented, “Smith Douglas Homes turned in another quarter of strong profitability to start 2025, generating pretax income of $19.6 million, or earnings of $0.30 per diluted share. Home closing revenue grew 19% year-over-year on a similar increase in new home closings, while home closing gross margin came in at 23.8%, which was above our expectations for the quarter. I want to thank our entire team for once again executing with efficiency and precision.”
Russ Devendorf, Executive Vice President and Chief Financial Officer added, “Order activity improved as the quarter progressed, though I would characterize overall demand as somewhat inconsistent and still dependent on incentives. While affordability remains an issue in our markets, we continue to see good traffic to our website and our communities. We feel this is a reflection on the appeal of our homes and the value proposition we provide to buyers.”
Mr. Devendorf continued, “Despite much of the noise surrounding macroeconomic uncertainty, we remain confident in our ability to execute on our strategic plans and achieve our long-term growth goals. Active community count at quarter-end increased 24% compared to last year, while total controlled lots were up 45%, giving us a great opportunity to grow our market share and increase our size and scale. We believe our asset light strategy, solid operational execution and strong balance sheet has us well-positioned to successfully navigate today’s changing homebuilding landscape.”

Conference Call & Webcast Information
Management will host a conference call to discuss the Company’s results at 8:30 a.m. Eastern Time on May 14, 2025. Interested parties can dial in using the numbers below or access the call via a webcast link provided in the investor relations section of the company’s website.
Dial-in Numbers:
Toll Free - North America (+1) 800-715-9871
International: (+1) 646-307-1963
Conference ID: 8459388
Replay Numbers:
Toll Free - North America: (+1) 800-770-2030
Playback Passcode: 8459388
Replay will expire 7 days following the event
About Smith Douglas Homes
Headquartered in Woodstock, Georgia, Smith Douglas Homes completed its initial public offering in January 2024. Since its inception, Smith Douglas has been entrusted by over 17,500 families to fulfill their new home dreams. Ranked a top 50 builder nationally for several years and with 2,867 closings in 2024, Smith Douglas currently holds the #32 position on the Builder Magazine Top 100 list. The Smith Douglas communities are primarily targeted to entry-level and empty-nest homebuyers looking to purchase a new home priced below the Federal Housing Administration loan limit in the metro areas of Atlanta, Birmingham, Central Georgia, Charlotte, Chattanooga, Greenville, Houston, Huntsville, Nashville, and Raleigh. Smith Douglas offers its homebuyers a personalized, affordable-luxury buying experience at attractive prices.
Investor Relations
Joe Thomas
investors@smithdouglas.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the Company’s performance, growth, strategic plans and opportunities, financial position, ability to navigate the changing homebuilding landscape in the macroeconomic environment, and the timing of any of the foregoing. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. These forward-looking statements are based on management’s current estimates and expectations. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Smith Douglas Homes
Condensed Consolidated Statements of Income
(Unaudited, in thousands, except share and per share amounts)

	Three months ended March 31,
	2025	2024
Home closing revenue	$224,722	$189,209
Cost of home closings	171,192	139,749
Home closing gross profit	53,530	49,460

Selling, general, and administrative costs	32,999	27,541
Equity in income from unconsolidated entities	(219)	(184)
Interest expense	666	698
Other expense (income), net	517	(2)
Income before income taxes	19,567	21,407
Provision for income taxes	857	921
Net income	18,710	20,486
Net income attributable to non-controlling interests and LLC members prior to IPO	16,027	17,514
Net income attributable to Smith Douglas Homes Corp.	$2,683	$2,972

	Three months ended March 31, 2025	Period from January 11, 2024 to March 31, 2024
Earnings per share:
Basic	$0.30	$0.34
Diluted	$0.30	$0.33
Weighted average shares of common stock outstanding:
Basic	8,966,734	8,846,154
Diluted	9,133,263	51,410,397

Smith Douglas Homes
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	March 31, 2025	December 31, 2024
	(unaudited)
Assets
Cash and cash equivalents	$12,651	$22,363
Real estate inventory	294,991	277,834
Deposits on real estate under option or contract	119,339	103,026
Real estate not owned	7,502	5,830
Property and equipment, net	4,317	3,775
Goodwill	25,726	25,726
Deferred tax asset, net	10,767	10,906
Other assets	38,626	26,441
Total assets	$513,919	$475,901
Liabilities and Equity
Liabilities:
Accounts payable	$19,912	$17,234
Customer deposits	5,585	5,301
Notes payable	42,648	3,060
Liabilities related to real estate not owned	7,502	5,830
Accrued expenses and other liabilities	20,708	32,348
Tax receivable agreement liability	10,401	10,401
Total liabilities	106,756	74,174
Commitments and contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.0001 par value – 10,000,000 shares authorized; none issued and outstanding as of March 31, 2025 and December 31, 2024	—	—
Class A common stock, $0.0001 par value – 250,000,000 shares authorized; 8,991,378 and 8,846,154 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	1	1
Class B common stock, $0.0001 par value – 100,000,000 shares authorized; 42,435,897 shares issued and outstanding as of March 31, 2025 and December 31, 2024	4	4
Additional paid-in capital	58,820	58,208
Retained earnings	18,040	15,419
Total stockholders’ equity attributable to Smith Douglas Homes Corp.	76,865	73,632
Non-controlling interests attributable to Smith Douglas Holdings LLC	330,298	328,095
Total equity	407,163	401,727
Total liabilities and equity	$513,919	$475,901

Smith Douglas Homes
Summary Cash Flow Information
(Unaudited, dollars in thousands)

Three months ended March 31,	2025	2024
Net cash used in operating activities	$(34,905)	$(9,273)
Net cash used in investing activities	(2,106)	(430)
Net cash provided by financing activities	27,299	22,704
Net (decrease) increase in cash and cash equivalents	(9,712)	13,001
Cash and cash equivalents, beginning of period	22,363	19,777
Cash and cash equivalents, end of period	$12,651	$32,778
Smith Douglas Homes
Selected Other Operating Data
(Unaudited, dollars in thousands)

	Three months ended March 31,
	2025	2024
Home closings	671	566
ASP of homes closed	$335	$334
Net new home orders	768	765
Contract value of net new home orders	$258,718	$259,440
ASP of net new home orders	$337	$339
Cancellation rate(1)	8.1%	10.6%
Backlog homes (period end)(2)	791	1,110
Contract value of backlog homes (period end)	$270,082	$381,155
ASP of backlog homes (period end)	$341	$343
Active communities (period end)(3)	87	70
Controlled lots (period end):
Homes under construction	995	896
Owned lots	888	693
Optioned lots	18,559	12,528
Total controlled lots	20,442	14,117
(1)The cancellation rate is the total number of cancellations during the period divided by the total gross new home orders during the period.
(2)Backlog homes (period end) is the number of homes in backlog from the previous period plus the number of net new home orders generated during the current period minus the number of homes closed during the current period.
(3)A community becomes active once the model is completed or the community has its first sale. A community becomes inactive when it has fewer than two homes remaining to sell.

Smith Douglas Homes
Selected Financial Information by Segment
(Unaudited, dollars in thousands)
Home Closing Revenue

Three months ended March 31,	2025			2024			Period over period change
	Home closing revenue	Home closings	ASP of homes closed	Home closing revenue	Home closings	ASP of homes closed	Home closing revenue	Home closings	ASP of homes closed
Southeast	$138,218	392	$353	$103,494	297	$348	34%	32%	1%
Central	86,504	279	310	85,715	269	319	1%	4%	(3)%
Total	$224,722	671	$335	$189,209	566	$334	19%	19%	—%
Backlog

As of March 31,	2025			2024			Period over period change
	Backlog homes	Contract value of backlog homes	ASP of backlog homes	Backlog homes	Contract value of backlog homes	ASP of backlog homes	Backlog homes	Contract value of backlog homes	ASP of backlog homes
Southeast	486	$169,967	$350	673	$239,587	$356	(28)%	(29)%	(2)%
Central	305	100,115	328	437	141,568	324	(30)%	(29)%	1%
Total	791	$270,082	$341	1,110	$381,155	$343	(29)%	(29)%	(1)%
Controlled Lots

As of March 31,	2025			2024			Period over period change
	Owned(1)	Optioned	Total Controlled	Owned(1)	Optioned	Total Controlled	Owned(1)	Optioned	Total Controlled
Southeast	948	12,980	13,928	726	8,593	9,319	31%	51%	49%
Central	935	5,579	6,514	863	3,935	4,798	8%	42%	36%
Total	1,883	18,559	20,442	1,589	12,528	14,117	19%	48%	45%
(1)Includes homes under construction and owned lots.
Net Income

	Three months ended March 31,
	2025	2024	Period over period change
Southeast	$23,855	$21,005	$2,850
Central	7,010	10,283	(3,273)
Segment total	30,865	31,288	(423)
Other(1)	(12,155)	(10,802)	(1,353)
Total	$18,710	$20,486	$(1,776)
(1)Other primarily includes homebuilding operations in non-reportable segments, corporate overhead costs, such as payroll and benefits, business insurance, information technology, office costs, outside professional services and travel costs, and certain other amounts that are not allocated to the reportable segments.

Non-GAAP Financial Measures
In addition to our results determined in accordance with generally accepted accounting principles in the U.S. (“GAAP”), this press release includes net debt-to-net book capitalization and adjusted net income.
Net debt-to-net book capitalization
Net debt-to-net book capitalization is a supplemental measure of our leverage that is not required by, or presented in accordance with, GAAP and should not be considered as an alternative to debt-to-book capitalization or any other measure derived in accordance with GAAP. We caution investors that amounts presented in accordance with our definition of net debt-to-net book capitalization may not be comparable to similar measures disclosed by our competitors because not all companies and analysts calculate this non-GAAP financial measure in the same manner. We present this non-GAAP financial measure because we consider it to be an important supplemental measure of our leverage and believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry.
We define net debt-to-net book capitalization as:
•Total debt, less cash and cash equivalents, divided by
•Total debt, less cash and cash equivalents, plus equity.
This non-GAAP financial measure has limitations as an analytical tool in that it subtracts cash and cash equivalents and therefore may imply that the Company has less debt than the most comparable measure determined in accordance with GAAP. Because of this limitation, this non-GAAP financial measure should be considered along with other financial measures presented in accordance with GAAP. The presentation of this non-GAAP financial measure is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. We have reconciled this non-GAAP financial measure with the most directly comparable GAAP financial measure in the following table:

As of (in thousands, except percentages)	March 31, 2025	December 31, 2024
Notes payable	$42,648	$3,060
Equity	407,163	401,727
Total capitalization	$449,811	$404,787
Debt-to-book capitalization	9.5%	0.8%
Notes payable	$42,648	$3,060
Less: cash and cash equivalents	12,651	22,363
Net debt	29,997	(19,303)
Equity	407,163	401,727
Total net capitalization	$437,160	$382,424
Net debt-to-net book capitalization	6.9%	(5.0)%
Adjusted net income
Adjusted net income is not a measure of net income or net income margin as determined by GAAP. Adjusted net income is a supplemental non-GAAP financial measure used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies. We define adjusted net income as net income adjusted for the tax impact using a 24.9% federal and state blended tax rate (assuming 100% public ownership to adjust for the impact of taxes on earnings attributable to Smith Douglas Holdings LLC as if Smith Douglas Holdings LLC was a subchapter C corporation in the periods presented).
Management believes adjusted net income is useful because it allows management to more effectively evaluate our operating performance and comparability to industry peers who record income tax expense on their income before tax as opposed to the income of Smith Douglas Holdings LLC not being taxed at the entity level and, therefore, not reflecting a charge against earnings for income tax expense. Adjusted net income should not be considered as an alternative to, or more meaningful than, net income or any other measure as determined in accordance with GAAP. Our computation of adjusted net income may not be comparable to adjusted net income of other companies. We present adjusted net income because we believe it provides useful information regarding our comparability to peers.

The following table presents a reconciliation of adjusted net income to the GAAP financial measure of net income for each of the periods indicated:

	Three months ended March 31,
	2025	2024
Net income	$18,710	$20,486
Provision for income taxes	857	921
Income before income taxes	19,567	21,407
Tax-effected adjustments(1)	4,872	5,352
Adjusted net income	$14,695	$16,055
(1)For the three months ended March 31, 2025 and 2024, our tax expenses assumes a 24.9% and 25.0% federal and state blended tax rate, respectively, (assuming 100% public ownership to adjust for the impact of taxes on earnings attributable to Smith Douglas Holdings LLC as if Smith Douglas Holdings LLC was a subchapter C corporation in the periods presented).